SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  TEMPLETON RUSSIA/EURASIA FUND

Address of Principal  Business  Office (Number and Street,  City,  State and Zip
Code):

         500 East Broward Boulevard
         Ft. Lauderdale, Florida  33394

Telephone Number (including area code):  (954) 527-7500

Name and Address of agent for service of process:

         Barbara J. Green
         Templeton Worldwide, Inc.
         500 East Broward Boulevard
         Ft. Lauderdale, Florida  33394

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                    YES  X             NO


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                                   SIGNATURES



     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Ft. Lauderdale and State of Florida on the 6th day of October, 1997.



(SEAL)          Signature:      Templeton Russia/Eurasia Fund
                                (Name of Registrant)




                           By:  /s/ Barbara J. Green
                                Barbara J. Green
                                President



Attest:  /s/ James R. Baio
         James R. Baio
         Treasurer